EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Wintrust Financial Corporation relating to the Wintrust Financial Corporation 2007 Stock Incentive Plan and to the incorporation by reference therein of our reports dated March 3, 2006, with respect to the consolidated financial statements of Wintrust Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Wintrust Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wintrust Financial Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
January 17, 2007